Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-135076, 333-116930, 333-107525, 333-90045, 333-77943, 333-33038, 333-39396, 333-67692, and 333-145280) of Autobytel Inc. of our reports dated March 4, 2010, with respect to the consolidated financial statements and schedule of Autobytel Inc., and the effectiveness of internal control over financial reporting of Autobytel Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ ERNST & YOUNG LLP

Orange County, California
March 4, 2010